Exhibit 10.19

Spotify

SPOTIFY TECHNOLOGY S.A.

RESTRICTED CONSIDERATION AGREEMENT

FOR

[ 🌑 ]

This Restricted Consideration Agreement (this “Agreement”), dated 16 November, 2017, is made by and between [ 🌑 ] (the “Restricted Seller”), and Spotify Technology S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Parent”).

W I T N E S S E T H:

WHEREAS, the Restricted Seller and certain other parties entered into a Sale and Purchase Agreement, dated 16 November, 2017 (the “Sale and Purchase Agreement”), pursuant to which the Restricted Seller (i) contributes certain of its shares in Soundtrap AB, Reg. No. 556879-1437, a limited liability company incorporated under the laws of Sweden, to Parent, and subscribed for new shares in Parent, and (ii) sells certain of its shares [and warrants] in Soundtrap AB to an affiliate of Parent. Any capitalized term that is used, but not otherwise defined, in this Agreement shall have the meaning set forth in the Sale and Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises hereinafter set forth, the parties hereto covenant and agree as follows:

1.        Terms and Conditions. As of the Closing Date and pursuant to the applicable provisions in this Agreement, the Sale and Purchase Agreement and, to the extent applicable, the Shareholder Agreement by and between Parent and Restricted Seller, entered into in connection with the Sale and Purchase Agreement (the “Shareholder Agreement”), the Restricted Seller (i) contributed all of its Contributed Shares to Parent and the Restricted Seller subscribed for new shares in Parent, and (ii) sold all of its Sold Shares [and Warrants] to the Buyer. The Restricted Seller acknowledges and agrees that, effective as of the Closing Date, the Restricted Seller has no right, title or interest in or to any of the Shares [or Warrants], all of which were transferred to Parent and an affiliate of Parent on the Closing Date.

2.        Restricted Stock.

(a)    Application of Restrictions on certain shares in Parent. Restricted Seller hereby agrees that [ 🌑 ] shares subscribed for in Parent by the Restricted Seller pursuant to the Sale and Purchase Agreement (the “Restricted Shares”) shall, effective as of the Closing Date, be subject to the vesting and forfeiture provisions and transfer restrictions of this Section 2.

(b)    Vesting. The Restricted Shares shall become vested as follows:

(i)    A total of [ 🌑 ]1 Restricted Shares will vest on the second anniversary of the Closing Date (the “First Vesting Date”) provided that no Employee Termination (as defined below) has occurred in relation to the Restricted Seller; and

(ii)    A total of [ 🌑 ]2 Restricted Shares will vest on the third anniversary of the Closing Date (the “Second Vesting Date” and together with the First Vesting Date, the

[1]	33.3 per cent of the Restricted Shares.
[2]	66.6 per cent of the Restricted Shares.

“Applicable Vesting Date”) provided that no Employee Termination has occurred in relation to the Restricted Seller.

(iii)    If an Employee Termination occurs in relation to the Restricted Seller prior to an Applicable Vesting Date, Parent shall have a right (but not an obligation) to acquire all of the then-unvested Restricted Shares held by the Restricted Seller at a price of EUR [583] per Restricted Share, less any dividend or other distribution paid in respect of such unvested Restricted Shares. Should Parent wish to acquire such unvested Restricted Shares, Parent shall notify, in the manner set forth in section 9.3 of the Sale and Purchase Agreement, the Restricted Seller of its wish to acquire such unvested Restricted Shares within six (6) months from the occurrence of the Employee Termination.

(iv)    If the Restricted Seller ceases to be employed by Parent or any of its Affiliates for any reason other than due to (a) termination by Parent or its Affiliate (as the case may be) without cause (for the purposes of this Section 2 (b)(iv), any termination by Parent or any of its Affiliates of an employment agreement or other engagement with a Restricted Seller due to redundancy or re-organisation of the Parent or any of its Affiliates shall not be considered a cause), (ii) death or (iii) permanent disability/ill-health (including in relation to close family members), the Restricted Seller is considered to have undergone an “Employee Termination”.

(c)    Assignment and Transferability. Prior to the Applicable Vesting Date, and notwithstanding anything set forth in the Shareholder Agreement to the contrary, the Restricted Seller may not transfer, pledge, mortgage, charge or otherwise dispose of or encumber, or grant any option or right over, any unvested Restricted Shares, whether voluntarily or involuntarily, by operation of law or otherwise; provided that nothing herein shall restrict Parent from exercising the drag-along rights set forth in Section 2.3 of the Shareholder Agreement. Notwithstanding the foregoing, the Parent agrees that the Restricted Seller shall, if the shares in the Parent are listed for public trading on a stock exchange or an authorized market, be entitled to transfer the Restricted Shares to an endowment insurance (Sw. kapitalförsäkring) held by the Restricted Seller. For the avoidance of doubt, this Agreement shall continue to apply also following such transfer, and, consequently, if an Employee Termination occurs while the Restricted Shares are held through an endowment insurance, the Restricted Seller agrees to immediately following receipt of notice from Parent pursuant to Section 2(b)(iii) above (i) take actions in order to ensure a transfer of the Restricted Shares to the Parent, or (ii) transfer to the Parent a number of shares, equal to the number of Restricted Shares (and comprising same class of shares) in each case pursuant to and on the terms set out in Section 2 (b)(iiii).3

(d)    Consequences of liquidation or dissolution of Parent on Restricted Shares. Upon the occurrence of the liquidation or dissolution of Parent, all restrictions and conditions on all Restricted Shares then outstanding shall automatically be deemed terminated or satisfied.

(e)    Rights as a Shareholder. The Restricted Seller shall have all of the rights of a shareholder with respect to the Restricted Shares, vested or unvested, including voting rights and the right to receive dividends.

[3]	Note to draft: To be applicable in relation to all Restricted Sellers, i.e. holdings of .

(f)    Restrictive Legend. Any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the Applicable Vesting Date may bear such restrictive legends as Parent determines to be reasonably necessary or appropriate to document the restrictions set forth herein.

(g)    Adjustments. In the event of a stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of Parent or any of its Affiliates, Parent shall make adjustments in the number and type of Restricted Shares then outstanding as it determines in good faith to be necessary or appropriate.

3.        General Provisions.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden, without any reference to its conflict of law principles.

(b)    Dispute Resolution. Any dispute, controversy or claim arising out of, or in connection with, this Agreement or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Stockholm. The arbitral tribunal shall be composed of three arbitrators. The language to be used in the arbitral proceedings shall be English. Each Party undertakes to ensure that all arbitral proceedings conducted in accordance with this Agreement shall be kept strictly confidential. This undertaking shall cover, inter alia, that arbitral proceedings have been initiated, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal.

(c)    Waiver of Breach. The waiver by Parent of a breach of any provision of this Agreement by the Restricted Seller will not operate or be construed as a waiver of any subsequent breach by the Restricted Seller.

(d)    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns. This Agreement is assignable to any legal successor of Parent. This Agreement may not be assigned by the Restricted Seller.

(e)    Tax Withholding. Parent and its Affiliates may withhold from any amounts payable under this Agreement all federal, state, local or other taxes as they are required to withhold pursuant to any applicable law, regulation or ruling.

(f)    Headings. The headings of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(g)    Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(h)    Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(i)    Conflicts. In the event of any conflicts between the terms of this Agreement and the terms of the Sale and Purchase Agreement, the terms of the Sale and Purchase Agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Spotify Technology S.A.

By:

[ 🌑 ]
Restricted Seller
By:

Its: